Exhibit 99.1

To Our Shareholders:

In the first quarter of 2006, Pavilion Bancorp continued to build market share, grow its loan portfolio and move forward with initiatives designed to increase shareholder value. Total loans have grown by approximately $21 million, a portfolio increase of nearly 10% from March 31, 2005. Net income and earnings per share have also increased very significantly when compared to the same period last year, with gains of approximately 56% and 87%, respectively.

Although we are pleased with this progress, our focus remains on further enhancing the return our shareholders receive on their investments. As such, we have completed a comparative analysis of our performance against that of our peer banks. This information gives us an objective financial barometer by which we can gauge how Pavilion Bancorp is doing in fundamental areas including operating expenses, income and net interest margin. It has also provided us with the data necessary to make some key strategic decisions.

When reviewing the comparative peer bank information, it became evident that the area where Pavilion Bancorp differed most from its peers was in that of personnel expenses. On average, across our peer banks, personnel expenses accounted for approximately 1.8% of average assets. For Pavilion Bancorp, personnel expenses accounted for approximately 2.6% of average assets. To bring these expenses more closely in line with those of other banks our size, we have recently instituted a reduction in force of 18 Full-Time Equivalents (FTE), which brings us to a total of 99 FTE. This action will result in a pre-tax savings for the Bank of Lenawee of approximately $251,000 in 2006, and an annual pre-tax savings of approximately $654,000 thereafter. In the first quarter of 2006, we have absorbed a one-time expense of $229,000 related to this reduction in force.*

In addition to our continued expense control initiatives, on the revenue generation side of the business, we have formed two strategic alliances—one with Private Bank of Bloomfield Hills, Michigan, and the other with a local Raymond James office to provide asset management and brokerage services, respectively, to our customers.

Today, Pavilion Bancorp is poised to take full advantage of our ability to grow the bank, and enjoy the benefits of the high margins and non-interest income that we derive from the markets we serve. In the months ahead, we anticipate that the introduction of new products and services coupled with continued success in our business development endeavors will earn us more opportunities to serve both our customers and our communities.

It is also our intent to provide our shareholders with a strong return on their investment. In this regard, we are pleased to confirm the Board of Director’s approval of a 24 cent per share cash dividend, which is enclosed with this statement.

On behalf of the Board of Directors, Management and Staff, we thank you for your continued support.

Douglas L. Kapnick Chairman of the Board	Richard J. DeVries President and CEO

*This compares to the one-time expense of $264,000 related to the reduction in force instituted in the first quarter of 2005.

This letter contains certain forward-looking statements that involve risks and uncertainties. When used in this letter, the words “believe”, “expect”, or “anticipate” and similar expressions identify forward-looking statements. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including but not limited to, economic, competitive, governmental and technological factors affecting the company’s operations, markets, products, services, interest rates and fees for services. Readers are cautioned not to place undue reliance on these forward-looking statements.

CONSOLIDATED BALANCE SHEETS

(000's omitted)	Unaudited March 31,
	2006	2005
Assets
Cash and due from banks	$ 11,017	$ 6,695
Federal funds sold	-	11,930

Total cash and cash equivalents	11,017	18,625
Market value of securities available for sale	27,836	31,899
Loans held for sale	1,158	812
Total loans	234,341	213,449
Allowance for loan and lease losses	(2,596)	(2,505)

Net loans	231,745	210,944
Premises and equipment, net	6,454	5,579
Accrued interest receivable	1,808	1,590
Mortgage servicing assets	2,814	2,948
Other assets	1,110	1,580

Total assets	$ 283,942	$ 273,977

Liabilities and shareholders' equity
Liabilities
Deposits:
Noninterest - bearing	$ 46,011	$ 43,395
Interest - bearing	176,777	173,449

Total deposits	222,788	216,844
Federal funds purchased	590	-
Repurchase agreements-customers	3,818	3,849
Repurchase agreements-financial institutions	10,000	-
Federal Home Loan Bank advances	8,901	9,110
Subordinated debentures	5,000	5,000
Accrued interest payable	989	417
Other liabilities	2,230	2,281
Common stock subject to repurchase obligation in ESOP	2,989	4,654

Total liabilities	257,305	242,155
Shareholders' equity
Common stock and paid-in capital, No par value:
3,000,000 shares authorized; shares issued and
outstanding 736,765 - 2006; 858,981 - 2005	10,751	10,342
Retained earnings	16,187	21,766
Unrealized gain (loss) on securities available for sale	(301)	(286)

Total shareholders' equity	26,637	31,822

Total liabilities and shareholders' equity	$ 283,942	$ 273,977

CONSOLIDATED STATEMENTS OF INCOME

(000's omitted except for earnings per share)	Unaudited Three Months Ended March 31,
	2006	2005
Interest income
Loans, including fees	$4,144	$3,335
Securities	251	264
Federal funds sold and other	85	37

Total interest income	4,480	3,636
Interest expense
Deposits	1,143	637
Subordinated debentures	105	84
Other borrowed funds	308	99

Total interest expense	1,556	820
Net interest income	2,924	2,816
Provision for loan losses	-	30

Net interest income after
provision for loan losses	2,924	2,786
Noninterest income
Service charges on deposit accounts	316	295
Gains on sales of loans	241	312
Loan servicing fees, net of amortization	34	194
Other	116	138

Total other income	707	939
Noninterest expense
Compensation and employee benefits	1,884	2,100
Premises and equipment	411	346
Other	767	882

Total other expenses	3,062	3,328

Income before income taxes	569	397
Federal income tax expense	169	138

Net income	$ 400	$ 259

Earnings per common share:	$ 0.54	$ 0.30